Exhibit 99.2

December 23, 2015

Board of Directors

CF Industries Holdings, Inc.

4 Parkway North, Suite 400

Deerfield, IL 60015-2590

Re:                             Amendment No. 1 to Registration Statement on Form S-4 of CF B.V. (File No. 333-207847), filed December 23, 2015 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated December 20, 2015 (the “Opinion Letter”), with respect to the fairness from a financial point of view to CF Industries Holdings, Inc. (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid for the Purchased Equity Interests (as defined in the Opinion Letter) pursuant to the Combination Agreement, dated as of August 6, 2015, as amended by the Amendment to Combination Agreement dated as of November 6, 2015 and as further amended by the Second Amendment to Combination Agreement dated as of December 20, 2015, entered into by and among the Company, CF B.V. (“Holdco”), Finch Merger Company LLC, a wholly-owned subsidiary of Holdco and OCI N.V.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “SUMMARY—Recommendation of the CF Holdings Board of Directors and CF Holdings’ Reasons for the Combination,” “SUMMARY—Opinions of CF Holdings’ Financial Advisors” “THE COMBINATION—Background of the Combination” and “THE COMBINATION—Opinions of CF Holdings’ Financial Advisors” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement, as amended.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)